As filed with the Securities and Exchange Commission on May 23, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Pioneer Energy Services Corp.
(Exact name of registrant as specified in its charter)

Texas	74-2088619
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan
(Full title of the plan)

Bryce T. Seki
Vice President, General Counsel, Secretary and Compliance Officer
Pioneer Energy Services Corp.
1250 N.E. Loop 410, Suite 1000
San Antonio, TX 78209
(855) 884-0575

Copies to:
Daryl L. Lansdale, Jr.
Norton Rose Fulbright US LLP
300 Convent Street, Suite 2100
San Antonio, TX 78205
(210) 270-9367
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.10 par value per share	3,200,000 shares	$0.725	$2,320,000	$281.18

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminable number of shares of common stock that may be issued under the Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(h) and 457(c) of the Securities Act and based upon the average of the high and low prices of Pioneer Energy Services Corp.’s common stock, $0.10 par value per share (the “Common Stock”), on May 20, 2019, as reported by the NYSE.

EXPLANATORY NOTE
This registration statement on Form S-8 (this “Registration Statement”) is filed by Pioneer Energy Services Corp. (the “Company”) to register an additional 3,200,000 shares of Common Stock that may be issued under the Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (the “Plan”). These shares are in addition to the 13,850,000 shares of Common Stock that may be issued under the Plan pursuant to the Company’s registration statements on Form S-8 (Registration Nos. 333-211550, 333-195966, 333-188722, 333-177077, 333-160415 and 333-153180), filed with the Securities and Exchange Commission (the “Commission”) on May 24, 2016, May 15, 2014, May 21, 2013, September 29, 2011, July 2, 2009 and August 25, 2008, respectively (collectively, the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are incorporated by reference into this Registration Statement, except to the extent supplemented, amended, and superseded by the information set forth herein.
There are 17,050,000 shares of Common Stock reserved for issuance under the Plan, of which 13,850,000 shares are registered under the Prior Registration Statements and 3,200,000 shares are registered under this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. Incorporation of Documents by Reference.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents, which have been previously filed with the Commission, are incorporated by reference into this Registration Statement:
(1)    The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 19, 2019;
(2)    The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed on May 2, 2019;
(3)    The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 16, 2019, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;
(4)    The Company’s Current Report on Form 8-K, filed on May 21, 2019; and
(5)    The description of the Common Stock contained in the Company’s registration statement on Form 8-A/A (Registration No. 001-08182), filed on February 6, 2006, including any amendment or report filed for the purpose of updating such description.
Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 6. Indemnification of Directors and Officers.
The Company’s Restated Articles of Incorporation provide that a director will not be liable to the Company or its shareholders for monetary damages for an act or omission in such director’s capacity as director, except in the case of (1) breach of such director’s duty of loyalty to the Company or its shareholders, (2) an act or omission not in good faith that constitutes a breach of duty of the director to the Company or any act or omission that involves intentional misconduct or a knowing violation of the law, (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office or (4) an act or omission for which the liability of a director is expressly provided for by statute. The Company’s Amended and Restated Bylaws provide that the Company will indemnify, and advance expenses to, any executive officer or director to the fullest extent permitted by the Texas Business Organizations Code (the “TBOC”).
Sections 8.101 and 8.105 of the TBOC permit corporations to indemnify a person who was or is a governing person, officer, employee or agent of such corporation or who serves at the corporation’s request as a representative of another enterprise, organization or employee benefit plan (an “outside enterprise”), who was, is, or is threatened to be named a respondent in a legal proceeding by virtue of such person’s position in the corporation or in an outside enterprise, but only if the person acted in good faith and reasonably believed, in the case of conduct in the person’s official capacity, that the conduct was in or, in the case of all other conduct, that the conduct was not opposed to the corporation or outside enterprise’s best interest, and, in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful. A person may be indemnified within the above limitations against judgment and expenses that are reasonable and actually incurred by the person in connection with the proceeding; however, indemnification is limited to reasonable expenses actually incurred in a proceeding in which the person is found liable to the corporation or is found to have improperly received a personal benefit and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person's duty to the corporation, breach of the person’s duty of loyalty owed to the corporation or an act or omission not committed in good faith that constitutes a breach of a duty owed by the person to the corporation. Indemnification pursuant to Section 8.101 of the TBOC can be made by the corporation only upon a determination made in the manner prescribed by Section 8.103 of the TBOC that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct for such indemnification.
Section 8.051 of the TBOC requires a corporation to indemnify a governing person, former governing person or person serving an outside enterprise at the corporation’s request against reasonable expenses actually incurred in connection with a proceeding in which the person is a party because of the person’s corporate position, if the person was wholly successful, on the merits or otherwise, in the defense of the proceeding.
Under certain circumstances, a corporation may also advance expenses to any of the above persons. Section 8.151 of the TBOC also permits a corporation to purchase and maintain insurance or to make other arrangements to indemnify and hold harmless such persons against any liability asserted against and incurred by the person in such capacity, or arising out of the person’s status as such a person, without regard to whether the corporation would have the power to indemnify the person against the liability under applicable law.
Under an insurance policy maintained by the Company, its directors and executive officers are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and executive officers. The Company has also entered into Indemnification Agreements with its directors and executive officers. A form of the Indemnification Agreement is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q, filed with the SEC on July 31, 2018.
The foregoing discussion of Sections 8.101, 8.105, 8.103, 8.051 and 8.151 of the TBOC and the Company’s Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement is not intended to be exhaustive and is qualified in its entirety by reference to such statutes, Restated Articles of Incorporation, Amended and Restated Bylaws and form of Indemnification Agreement.
ITEM 8. Exhibits.

Exhibit No.	Description
4.1	Restated Articles of Incorporation of Pioneer Energy Services Corp. (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed May 22, 2017)
4.2	Amended and Restated Bylaws of Pioneer Energy Services Corp. (incorporated herein by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K, filed July 30, 2012)
4.3	Form of Certificate representing Common Stock of Pioneer Energy Services Corp. (incorporated herein by reference to Exhibit 4.1 of the Company’s Quarterly Report on Form 10-Q, filed August 7, 2012)
5.1*	Opinion of Norton Rose Fulbright US LLP
23.1*	Consent of Counsel (contained in Exhibit 5.1)
23.2*	Consent of Independent Registered Public Accounting Firm - KPMG LLP
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1
Amended and Restated Pioneer Energy Services Corp. 2007 Incentive Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A, filed April 16, 2019)

*    Filed herewith

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on May 23, 2019.
Pioneer Energy Services Corp.

By: /s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below hereby appoints Bryce T. Seki acting alone, his true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments to this Registration Statement, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Wm. Stacy Locke Wm. Stacy Locke	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2019
/s/ Lorne E. Phillips Lorne E. Phillips	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 23, 2019
/s/ Dean A. Burkhardt Dean A. Burkhardt	Chairman of the Board	May 23, 2019
/s/ C. John Thompson C. John Thompson	Director	May 23, 2019
/s/ John Michael Rauh John Michael Rauh	Director	May 23, 2019
/s/ Scott D. Urban Scott D. Urban	Director	May 23, 2019